UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT Pursuant to
Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2015

Vermillion, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34810	33-059-5156
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12117 Bee Caves Road Building Three, Suite 100, Austin, TX 78738

(Address of Principal Executive Offices) (Zip Code)

512.519.0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

On March 11, 2015, Vermillion, Inc. (“Vermillion”) and its wholly-owned subsidiary, ASPiRA LABS, Inc. (“ASPiRA” and, together with Vermillion, the “Company”), entered into three agreements with Quest Diagnostics Incorporated (“Quest” and, together with the Company, the “Parties”):  a Global Settlement Agreement and Mutual Release (the “Settlement Agreement”), a Testing and Services Agreement (the “TSA”) and a Non-Exclusive License Agreement (the “License Agreement”).

Settlement Agreement.  Pursuant to the Settlement Agreement, the Company and Quest agreed to release each other from all claims they may have against each other arising at any time prior to March 11, 2015, including all claims related to or arising under the Strategic Alliance Agreement dated July 22, 2005 (the “SAA”), between Vermillion and Quest, as amended; the Credit Agreement, dated July 22, 2005 (the “Credit Agreement”), between Vermillion and Quest, as amended; the Promissory Note, dated July 22, 2005 (the “Note”), for the benefit of Quest; and the Patent Security Agreement (the “PSA”), dated July 22, 2005, between Vermillion and Quest (the Credit Agreement, the Note and the PSA collectively, the “Credit Documents”).  Pursuant to the Settlement Agreement, the Company paid Quest $1,069,000 in full settlement of disputed amounts under the Credit Documents, and Quest agreed to release all collateral under the Credit Documents and provide a credit of $100,000 against any future royalty payments, if any, due to Quest under the License Agreement.  The Settlement Agreement terminated all prior agreements between the Parties, including the SAA, the Credit Documents and the agreements related to Quest’s ownership of 860,000 shares of Vermillion common stock (the “Quest Shares”).  In addition, under the Settlement Agreement, the Company agreed to remove any and all legends restricting the transfer of the Quest Shares, and Quest agreed not to transfer, pledge or otherwise dispose of any of the Quest Shares for a period ending on June 9, 2015.

TSA.  The TSA sets forth the terms of the Parties’ ongoing relationship.

The TSA provides for a transition of OVA1 testing from Quest to ASPiRA in states where ASPiRA is or becomes fully-certified to perform such testing.  The transition process will consist of two phases.  First, Quest will transition to ASPiRA OVA1 testing in the 39 states where ASPiRA has the requisite certifications to provide such testing.  In the second phase, Quest will transition to ASPiRA OVA1 testing in each of the remaining 11 states after ASPiRA obtains the requisite certification with respect to such state.  Certification requires, inter alia, obtaining any required state licensure.

In states where testing has been transitioned to ASPiRA, Quest has agreed to continue to provide collection and logistics services with regard to specimens for OVA1 and, if Quest consents (which consent may not be unreasonably withheld), other OVA tests and,  upon mutual agreement of the parties the Company’s other proprietary products for orders made through Quest.  In states where ASPiRA has not yet obtained requisite regulatory approvals to perform testing and has not otherwise satisfied the certification requirements specified in the TSA, Quest will continue to perform OVA1 testing and market and sell testing services for the OVA1 test.  Quest agreed to temporarily resume testing in any transitioned state in certain circumstances, including if ASPiRA is forbidden by law to perform testing.

The TSA does not preclude Quest from offering tests similar to OVA1, but it does preclude Quest from offering competitive technologies in specific sales and marketing promotional campaigns.    The Company has agreed that it will not directly or indirectly perform tests (other than OVA1 and any other tests that are proprietary to the Company) that Quest offers now or in the future to any Quest accounts. In addition, the Company agreed not to sell OVA1 materials (including test kit materials and the OVACALC algorithm) or to authorize the performance of OVA1 testing to any person or entity whose gross annual revenue exceeds $2 billion in the United States.

The TSA specifies the fee per test that the Company will pay Quest for each specimen collected and shipped to ASPiRA.  In addition, the TSA specifies the fee per test that Quest will pay the Company for tests that Quest performs at any time from and after February 1, 2015.

The TSA limits each of the Company’s and Quest’s liability for all claims arising out of or related to the TSA to the greater of $1,000,000 and the amounts paid by such Party pursuant to the TSA and during the 12-month period immediately preceding the event giving rise to such liability.

The TSA has a two-year term and is renewable upon mutual agreement of the parties. Within 30 days of the termination or expiration of the TSA, the Company is obligated to purchase from Quest any OVA1 inventory with at least six months of remaining shelf-life at the same price paid by Quest.

License Agreement.  Although the Company has stipulated that it does not believe it needs such sublicense, pursuant to the License Agreement, Quest granted the Company a non-exclusive sublicense to certain patents licensed to Quest by The Regents of the University of California (“the Regents”).  Under the License Agreement, the Company agreed to pay Quest a royalty of 2% of net sales (as defined in the License Agreement) and an annual minimum royalty of $25,000, with the first payment of such annual minimum royalty payable beginning March 11, 2016.  Under the Settlement Agreement, Quest has provided the Company with a $100,000 credit against royalty payments payable under the License Agreement, if any.  In addition, under the Settlement Agreement, the Parties agreed to make a good faith effort for at least 90 days from March 11, 2015 to reach an agreement with the Regents relating to such royalty payments and, if necessary, to modify the License Agreement accordingly based on any such agreement reached with Regents.

 Item 7.01.  Regulation FD Disclosure.

On March 17, 2015, Vermillion issued a press release announcing the execution of the Settlement Agreement, a copy of which is furnished as Exhibit 99.1 to this report.

Item 9.01.  Financial Statements and Exhibits.

(d)Exhibits

Exhibit Number	Description
99.1	Press Release of Vermillion, Inc. issued on March 17, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vermillion, Inc.
Date: March 17, 2015	By:/s/ Eric J. Schoen
Name: Eric J. Schoen
Title: Vice President, Finance and Chief Accounting Officer